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                                   Exhibit (l)

               [Letterhead Of Baker, Donelson, Bearman & Caldwell]

                               Form of Tax Opinion

                                June _____, 2003

First Funds Bond Portfolio
1625 Broadway, Suite 2200
Denver, Colorado 80202

First Funds Intermediate Bond Portfolio
1625 Broadway, Suite 2200
Denver, Colorado 80202

     Re: Reorganization of the First Funds Intermediate Bond Portfolio and First Funds Bond Portfolio

Dear Ladies and Gentlemen:

     We have acted as counsel for First Funds (the "Trust") in connection with the Agreement and Plan of Reorganization dated as of ______________, 2003 (the "Agreement"), by and between First Funds, on behalf of the Bond Portfolio series of the Trust ("Predecessor Portfolio") and the Intermediate Bond Portfolio series of the Trust ("Successor Portfolio"). The Agreement provides that Predecessor Portfolio will transfer substantially all of its assets to Successor Portfolio in exchange for Successor Portfolio Shares, followed by distribution of such Successor Portfolio Shares received by Predecessor Portfolio in complete liquidation and termination of Predecessor Portfolio (the "Reorganization"). The aggregate net asset value of the Successor Portfolio Shares to be given to Predecessor Portfolio shall be equal to the aggregate net asset value of the Predecessor Portfolio Shares. This opinion is provided pursuant to the requirements of Section 4.1(v) of the Agreement. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

     We have been provided with an Officer's Certificate dated June ____, 2003, in which officers of First Funds make certain representations on behalf of the Trust, Successor Portfolio and Predecessor Portfolio regarding the Reorganization (the "Certificate"). We assume those representations to be not only statements in the signers' best information but also currently true statements of fact, and we rely thereon in rendering this opinion.

     In rendering the following opinion, we have considered the Agreement, the Certificates, applicable case law and applicable provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the "Code"), and regulations adopted thereunder, and Revenue Rulings and Revenue Procedures published thereunder.

     Based on the foregoing, and assuming that the representations made in the Certificate also will be true as of the Closing Date as defined in the Agreement, we are of the opinion that, upon consummation of the Reorganization in accordance with the terms and conditions of the Agreement, for federal income tax purposes:

     1. The acquisition by Successor Portfolio of substantially all of the properties of Predecessor Portfolio in exchange solely for Successor Portfolio Shares followed by the distribution of Successor Portfolio Shares to the Predecessor Portfolio Shareholders in exchange for their Predecessor Portfolio shares in complete liquidation and termination of Predecessor Portfolio will constitute a reorganization within the meaning of section 368(a) of the Code. Predecessor Portfolio and Successor Portfolio will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

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     2.   Predecessor Portfolio will not recognize gain or loss upon the transfer of substantially all of its assets to Successor Portfolio in exchange solely for Successor Portfolio Shares except to the extent that Predecessor Portfolio's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Predecessor Portfolio will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Successor Portfolio pursuant to the Reorganization as if such Section 1256 contracts were sold to Successor Portfolio on the effective date of the Reorganization at their fair market value. Predecessor Portfolio will not recognize gain or loss upon the distribution to its shareholders of the Successor Portfolio Shares received by Predecessor Portfolio in the Reorganization. Based on representations of the officers of the Trust, we have been advised that none of the Predecessor's assets consist of Section 1256 Contracts and any accrued market discount of Predecessor Portfolio as of the Closing Date should not exceed $_________. We do not express any opinion as to whether such accrued market discount will be required to be recognized as ordinary income.

     3. Successor Portfolio will recognize no gain or loss upon receiving the properties of Predecessor Portfolio in exchange solely for Successor Portfolio Shares.

     4. The aggregate adjusted basis to Successor Portfolio of the properties of Predecessor Portfolio received by Successor Portfolio in the Reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Predecessor Portfolio immediately before the exchange.

     5. Successor Portfolio's holding periods with respect to the properties of Predecessor Portfolio that Successor Portfolio acquires in the transaction will include the respective periods for which those properties were held by Predecessor Portfolio (except where investment activities of Successor Portfolio have the effect of reducing or eliminating a holding period with respect to an asset).

     6. The Predecessor Portfolio Shareholders will recognize no gain or loss upon receiving Successor Portfolio Shares solely in exchange for Predecessor Portfolio Shares.

     7. The aggregate basis of the Successor Portfolio Shares received by a Predecessor Portfolio Shareholder in the transaction will be the same as the aggregate basis of Predecessor Portfolio shares surrendered by the Predecessor Portfolio Shareholder in exchange therefor.

     8. A Predecessor Portfolio Shareholder's holding period for the Successor Portfolio Shares received by the Predecessor Portfolio Shareholder in the transaction will include the holding period during which the Predecessor Portfolio Shareholder held Predecessor Portfolio shares surrendered in exchange therefor, provided that the Predecessor Portfolio Shareholder held such shares as a capital asset on the date of Reorganization.

     9. The taxable year of Predecessor Portfolio will end on the Closing Date, and Successor Portfolio will succeed to and take into account the items of Predecessor Portfolio described in Section 381(c) of the Code, including but not limited to any capital loss carryover, subject to the conditions and limitations specified in sections 381 through 384 of the Code and the regulations thereunder.

     This opinion is limited to the effect of the income tax laws of the United States of America, and we have expressed no opinion as to the laws of any jurisdiction other than the United States of America. We have not considered the effects of the transaction on the stockholders of the Predecessor Portfolio under the income tax laws of the states in which they reside, and we have not considered the effects on the transaction, if any, of sales and use taxes or any other state and local taxes.

     Changes to the Code, regulations, rulings thereunder, and changes by the courts and the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinion expressed herein.

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     The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity, or used for any other purpose. Unless a prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, and is not to be filed with or furnished to any governmental agency or other entity or person, except as otherwise required by law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to all references to this firm in the Prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.

                                                     Sincerely,